Exhibit 99.1

TRC ANNOUNCES FISCAL 2006 FINANCIAL RESULTS

Company Reports Net Loss for 2006;
Company Expects Improved Outlook for Fiscal 2007

Lowell, MA, January 31, 2007 - TRC (NYSE: TRR), a recognized leader in engineering, consulting and construction management, today announced financial results for the fiscal year ended June 30, 2006.  For the fiscal year ended June 30, 2006, gross revenue rose 10% to $401.2 million compared with $363.4 million for fiscal 2005.  Net service revenue for fiscal 2006 grew 8.5% to $242.4 million compared with $223.4 million for fiscal 2005.  Organic growth and acquisitions each represented approximately half of the increase in net service revenue.

The loss from operations for fiscal 2006 was $(26.3) million compared with the loss from operations of $(9.0) million for fiscal 2005. The net loss for fiscal 2006 was $(23.8) million compared with a net loss of $(7.3) million for fiscal 2005.  The net loss applicable to common shareholders for fiscal 2006 was $(24.6) million, or $(1.62) per share, compared with $(8.0) million, or $(0.57) per share, in fiscal 2005. The net losses applicable to common shareholders included a loss per share from discontinued operations of $(0.22) in fiscal 2006 and a gain per share from discontinued operations of $0.01 in fiscal 2005.

Following is a table of losses or costs included in the loss from operations for fiscal year 2006 (in thousands):

Major contract losses	$8,200
Sarbanes Oxley compliance and audit costs	5,800
Operating losses at certain entities	4,300
Costs related to forbearance agreement	3,400
Allowance for bad debts	8,100
Impairment of trade names	2,200
Restructuring charges	1,000
Total of certain losses or costs incurred	$33,000

The Company has taken action to significantly reduce these levels of losses and costs experienced in fiscal 2006.  Specifically, the Company has enhanced its controls over project acceptance, which management believes will significantly reduce the level of contract losses experienced in fiscal 2006; the Company has increased the depth and level of experience of its accounting personnel in order to improve its internal controls and reduce compliance costs; in July 2006, the Company refinanced its outstanding debt and is no longer operating under a forbearance agreement with its lender; the Company has improved the timeliness of customer invoicing, has enhanced its collection efforts, and has improved project management, which management believes will result in significantly lower levels of bad debt expense; and, in 2006, the Company wrote off trade names that it will not longer use.

“As expected, our results for fiscal 2006, which include a number of legacy issues, reflect the ongoing transformation of TRC into a leaner and more focused organization,” said Chairman and CEO Chris Vincze. “In fiscal 2006, we took the critical first steps necessary to return TRC to a position of long-term sustainable, profitable growth.  During the year, we assembled a talented executive team capable of guiding the Company through this recovery period and beyond.  We began to restructure the organization by centralizing many corporate-wide functions, tightening our operating model and improving our internal controls.”

“Another critical element in our turnaround plan was to enhance our balance sheet to increase our financial flexibility,” Vincze said.  “In March 2006, we raised $20 million through a private placement to reduce the Company’s debt. In July, we entered into a new $50 million credit facility on terms that extend through July 2011.”

“Overall, we concluded fiscal 2006 having made measurable progress in improving our operations and establishing the basis of our future platform,” Vincze said.  “From a customer perspective, our brand remains one of the most respected in the industry, as evidenced by our revenue growth of 10% for the year.  Business activity remains strong across all of our market segments.  We entered fiscal 2007 with a robust pipeline of potential projects and a substantial backlog in all four of our market sectors: environmental, infrastructure, energy and real estate.”

Outlook and First Quarter Fiscal 2007 Guidance

“During the first half of fiscal 2007, we recorded some significant customer wins and experienced growth across our primary business services,” Vincze said.  “We also moved forward with our ongoing cost reduction and cash flow improvement initiatives.”

“We anticipate filing the Forms 10-Q and 10-K for fiscal year 2006 in February,” said CFO Carl Paschetag. “We then plan to file the Forms 10-Q for the first two quarters of fiscal 2007 as quickly thereafter as practical.”

For the first quarter of fiscal 2007, TRC expects to report gross revenue of approximately $105 million and net service revenue of approximately $65 million.  The Company also expects to report profitable results for the first quarter, subject to review.

“Looking ahead, we believe that trends within our key markets are promising,” Vincze concluded.  “Overall, our industry is sustaining a growth phase that is expected to last several years as a result of the combination of the aging U.S. infrastructure, population growth, and increasing energy needs.  In addition, our industry is being fueled by the favorable economic factors of low interest rates, increasing federal spending on capital projects and global growth.  As a recognized leader in our arena, we believe TRC is well positioned to benefit from the dynamics of our marketplace.”

Conference Call Information

The Company will broadcast its fiscal 2006 financial results conference call this morning at 9:00 a.m. ET.  Those who wish to listen to the conference call should visit the “Investor Center” section of TRC’s website at www.TRCsolutions.com.  The call also may be accessed by dialing (800) 967-7143 or (719) 457-2631 prior to the start of the call.  For interested individuals unable to join the live conference call, a webcast replay will be available on the Company’s website.

About TRC

TRC creates and implements sophisticated and innovative solutions to the challenges facing America’s real estate, environmental, energy, and infrastructure markets. The Company is also a leading provider of technical, financial, risk management, and construction services to commercial and government customers across the country. For more information, visit TRC’s website at www.TRCsolutions.com.

Forward-Looking Statements

Certain statements in this press release may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by forward-looking words such as “may,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” or other words of similar import. You should consider statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial condition, or state other “forward-looking” information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and actual results may differ materially from those discussed as a result of various factors, including, but not limited to, the availability and adequacy of insurance, the uncertainty of our operational and growth strategies, the challenges inherent in integrating newly acquired businesses, regulatory uncertainty, the availability of funding for government projects, the level of demand for our  services, product acceptance, industry-wide competitive factors, the ability to continue to attract and retain highly skilled and qualified personnel, recent changes in our  senior management, the results of outstanding litigation, risks arising from either failure to identify, or from identified material weaknesses in our internal controls over financial reporting or our inability effectively to remedy such weaknesses, our inability to comply with the terms of our credit facility and our lenders’ future unwillingness to waive our noncompliance, and general political or economic conditions.  Furthermore, market trends are subject to changes, which could adversely affect future results. See additional discussion in our Annual Report on Form 10-K for the fiscal year ended June 30, 2005, and other factors detailed from time to time in our  other filings with the Securities and Exchange Commission.

TRC Companies, Inc.
Statement of Operations
(Unaudited)

Years ended June 30,	2006	2005
Gross revenue	$401,214	$363,391
Less subcontractor costs and other direct reimbursable charges	158,821	140,004
Net service revenue	242,393	223,387

Interest income from contractual arrangements	4,054	2,578
Insurance recoverables	1,053	14,969

Operating costs and expenses:
Cost of services	240,037	225,461
General and administrative expenses	24,604	14,663
Goodwill and intangible asset write-offs	2,170	3,625
Depreciation and amortization	6,964	6,188
	273,775	249,937
Operating income (loss)	(26,275)	(9,003)
Interest expense	4,545	2,438

Income (loss) from continuing operations before taxes, minority interest, equity earnings (losses) and accounting change	(30,820)	(11,441)
Federal and state income tax provision (benefit)	(10,232)	(3,778)
Minority interest	—	(470)
Income (loss) from continuing operations before equity earnings (losses) and accounting change	(20,588)	(7,193)
Equity in earnings (losses) from unconsolidated affiliates, net of taxes	9	344
Income (loss) from continuing operations before accounting change	(20,579)	(6,849)
Discontinued operations, net of taxes	(3,268)	176
Cumulative effect of accounting change, net of taxes	—	(589)
Net income (loss)	(23,847)	(7,262)
Dividends and accretion charges on preferred stock	751	766
Net income (loss) available to common shareholders	$(24,598)	$(8,028)

Basic earnings (loss) per common share:
Income (loss) from continuing operations before accounting change	$(1.41)	$(0.54)
Discontinued operations, net of taxes	(0.22)	0.01
Cumulative effect of accounting change	—	(0.04)
	$(1.62)	$(0.57)

Diluted earnings (loss) per common share:
Income (loss) from continuing operations before accounting change	$(1.41)	$(0.54)
Discontinued operations, net of taxes	(0.22)	0.01
Cumulative effect of accounting change	—	(0.04)
	$(1.62)	$(0.57)

Weighted average common shares outstanding:
Basic	15,168	14,109
Diluted	15,168	14,109

TRC Companies, Inc.
Balance Sheet
(unaudited)

	June 30,	June 30,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$3,093	$3,325
Accounts receivable, less allowances for doubtful accounts	120,829	136,859
Insurance recoverable - environmental remediation	1,049	5,683
Deferred income tax benefits	16,160	11,355
Income taxes refundable	5,429	3,900
Restricted investment	33,230	44,993
Prepaid expenses and other current assets	8,049	6,788
Total current assets	187,839	212,903
Property and equipment:
Land and building	614	480
Equipment, furniture and fixtures	48,064	43,594
Leasehold improvements	5,385	4,249
	54,063	48,323
Less accumulated depreciation and amortization	35,105	30,996
	18,958	17,327
Goodwill	126,325	123,122
Investments in and advances to unconsolidated affiliates and construction joint ventures	4,315	3,768
Long-term restricted investment	78,856	87,535
Long-term prepaid insurance	56,612	56,879
Assets held for sale	458	—
Land held for sale	2,870	—
Other assets	7,572	14,719
Total assets	$483,805	$516,253

TRC Companies, Inc.
Balance Sheet
(unaudited)

	June 30,	June 30,
	2006	2005
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$37,608	$14,924
Accounts payable	41,450	38,776
Accrued compensation and benefits	20,930	16,869
Deferred revenue	39,726	49,960
Environmental remediation liability	2,504	1,655
Other accrued liabilities	22,214	21,173
Total current liabilities	164,432	143,357
Non-current liabilities:
Long-term debt, net of current portion	2,845	45,056
Deferred income tax liabilities	4,689	7,156
Long-term deferred revenue	143,979	154,229
Long-term environmental remediation liability	9,302	6,466
Total liabilities	325,247	356,264

Convertible redeemable preferred stock	15,000	14,941

Commitments and contingencies
Shareholders’ equity:
Capital stock:
Preferred, $.10 par value; 500,000 shares authorized, 15,000 issued and outstanding as convertible redeemable, liquidation preference of $15,000	—	—
Common, $.10 par value; 30,000,000 shares authorized, 16,720,420 shares issued and outstanding at June 30, 2006, and 15,332,584 and 14,389,609 shares issued and outstanding, respectively, at June 30, 2005	1,672	1,533
Additional paid-in capital	125,152	105,092
Retained earnings	16,722	41,320
Accumulated other comprehensive income	12	—
	143,558	147,945
Less treasury stock, at cost	—	2,897
Total shareholders’ equity	143,558	145,048
Total liabilities and shareholders’ equity	$483,805	$516,253